UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 9, 2007

SmarTire Systems Inc.
(Exact name of registration as specified in its charter)

British Columbia, Canada	0-29248	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

#150 - 13151 Vanier Place Richmond, British Columbia, Canada	V6V 2J1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 276-9884

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On January 23, 2007, we entered into a securities purchase agreement with Xentenial Holdings Limited whereby Xentenial agreed to purchase up to $1,800,000 of secured convertible debentures. We announced the agreement in a Form 8-K filed January 26, 2007. In that same Form 8-K, we announced that we had sold one convertible debenture to Xentenial Holdings pursuant to the securities purchase agreement in the principal amount of $684,000. On February 9, 2007, we amended the securities purchase agreement with Xentenial Holdings to provide:

1.	That Xentenial Holdings would purchase one additional secured convertible debenture in the principal amount of $334,000; and

2.	that our company would change our transfer agent to Worldwide Stock Transfer LLC before March 15, 2007, provided that Worldwide is and remains cost competitive.

Pursuant to the terms of this amendment to the security purchase agreement, we sold one additional secured convertible debenture on February 9, 2007 to Xentenial Holdings in the principal amount of $334,000. Under the terms of this secured convertible debenture, we are required to repay principal, together with accrued interest calculated at an annual rate of ten percent (10%), on or before January 23, 2009. Interest may be paid either in cash or in shares of our common stock valued at the closing bid price on the trading day immediately prior to the date paid, at our option. Subject to a restriction describe below, all or any part of principal and interest due under the secured convertible debenture may be converted at any time at the option of the holder into shares of our common stock. The conversion price in effect on any conversion date shall be equal to the lesser of

(b)	$0.0573 or;

(b)	eighty percent (80%) of the lowest volume weighted average price of our common stock during the thirty (30) trading days immediately preceding the conversion date as quoted by Bloomberg, LP.

The conversion price is subject to adjustment in the event we issue any shares of our common stock (or any rights, options, warrants or securities convertible or exercisable into shares of our common stock) at a price per share less than the conversion price then in effect, in which event, subject to certain agreed exceptions, the conversion price will be reduced to the lower purchase price.

The secured convertible debenture contains a contractual restriction on beneficial share ownership. It provides that the holders may not convert the convertible debenture, or receive shares of our common stock as payment of interest, to the extent that the conversion or the receipt of the interest payment would result in such holder, together with its respective affiliates, beneficially owning in excess of 4.99% of our then issued and outstanding shares of common stock. This beneficial ownership limitation may be waived by the holder upon not less than 65 days’ notice to us.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

Item 3.02  Unregistered Sales of Equity Securities.

See Item 1.01 above.

Item 8.01 Other Events.

Our company is a foreign private issuer incorporated under the laws of the Province of British Columbia, Canada. Our insiders are required to report transactions in our securities pursuant to the Securities Act (British Columbia) on SEDI. Our insiders are not required to file insider reports on Forms 3, 4 and 5 because our securities are exempt from the requirements of Section 16 of the Securities Exchange Act of 1934 pursuant to Rule 3a12-3(b) promulgated thereunder. To date, our insiders have been voluntarily filing insider reports on Forms 3, 4 and 5, as appropriate, but from this date forward they will no longer follow this practice. Persons interested in viewing transaction reports filed by our insiders may view the reports filed by our insiders at www.sedi.ca

Item 9.01   Financial Statements and Exhibits.

(c)   Exhibits.

Exhibit Number   Description

9.1 Amended Securities Purchase Agreement dated February 9, 2007 by and between SmarTire Systems Inc. and Xentenial Holdings Limited.
9.2 Convertible Debenture February 9, 2007 issued by SmarTire Systems Inc. to Xentenial Holdings Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SMARTIRE SYSTEMS INC.

Date: February 15, 2007                                                                          By: /s/ Jeff Finkelstein
Jeff Finkelstein
Chief Financial Officer